FOR IMMEDIATE RELEASE
JMG EXPLORATION, INC. ANNOUNCES SECOND QUARTER RESULTS
(all amounts expressed in U.S. Dollars)
Calgary, Alberta — Tuesday, August 15, 2006 — JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced its results for the second quarter and first six months of 2006. JMG was established in July 2004 and completed an initial public offering in August 2005.
To date, JMG has assembled substantial land positions in North Dakota and Wyoming. Included in these lands is a 77.5% working interest in a section in the Pinedale area of Wyoming. These lands offset the prolific Jonah/Pinedale producing fields. JMG has farmed out the drilling of the first well to JED Oil Inc. (AMEX:JDO) (“JED”) whereby JED pays 100% of the associated costs to earn 70% of JMG’s working interest with JMG retaining 30% of its interest. The completion and fracture stimulation has recently been completed on this well in addition to the installation of a pipeline to transport its gas to market. The well is currently being flowed back through a choke to recover the fluid used during the fracture stimulation and will be tied in immediately. Drilling of a second well to delineate this discovery has commenced. JMG is participating at its retained interest in the second well. JMG was also involved in a significant oil discovery in the Midale formation in the northern part of North Dakota. Three wells are on production with a fourth well currently being drilled. Approximately 15 development locations have been identified as a result of this initial drilling.
As previously announced, JMG is pursuing a merger with JED Oil Inc. in which JMG would merge with a wholly-owned subsidiary of JED in the U.S. JMG’s securities would be exchanged for securities of JED on the basis of two-thirds of a JED common share for each JMG common share. Both companies have formed independent Board committees and engaged financial advisors to perform fairness opinions with respect to this proposed transaction. Closing of the transaction is now scheduled for the latter part of the third quarter or the early part of the fourth quarter, subject to receipt of regulatory approval
Second Quarter Results
The focus of JMG to date has been to assemble a significant land position with initial drilling proving up the land for further development drilling.
Revenues for the second quarter and first six months ended June 30, 2006 were $475,517 and $928,252, respectively compared to $50,820 and $123,643 for the comparative periods in 2005. The Company incurred a net loss of $200,214 for the second quarter of 2006 and a net loss of $408,171 for the six-month period ended June 30, 2006 as compared to a loss of $662,461 and $1,073,193 for the comparative periods. This loss includes non-cash depletion and depreciation and accretion of $191,076 (compared to $93,140 for the comparative period in 2005) and stock-based compensation expense of $25,144. Production was 8,407 boe for the second quarter of 2006 compared to 122 boe for the comparative period in 2005.
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JMG Exploration News Release

August 15, 2006
Boe’s, or barrels of oil equivalent, may be misleading if used in isolation. A boe conversion ratio of 6 mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.
This announcement does not constitute or form part of any offer to sell or invitation to purchase any securities or solicitation of an offer to buy any securities, pursuant to the merger or otherwise.
This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of JMG or JED shareholders to approve the merger; the risk that the businesses of JMG and JED will not be integrated successfully or as quickly as expected; and the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected. Additional factors that may affect future results are contained in JMG and JED’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). Neither JMG nor JED is under any obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
NOTE: In connection with the proposed merger, JED intends to file a registration statement on Form F-4, including a joint proxy statement/prospectus of JMG and JED, and JMG and JED will file other materials with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement, including the joint proxy statement (and all amendments and supplements to it) and other materials when they become available because they contain important information. Investors will be able to obtain free copies of the registration statement and joint proxy statement, when they become available, as well as other filings containing information about JMG and JED, without charge, at the SEC’s Web site (www.sec.gov). Copies of JED’s filings may also be obtained without charge from JED at JED’s Web site (www.jedoil.com) or by directing a request to JED at Investor Relations, Suite 2200, 500 4th Avenue S.W., Calgary, Alberta, Canada T2P 2V6.
JMG and its respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Additional information regarding the interests of such potential participants will be included in the registration statement and joint proxy statement, and the other relevant documents filed with the SEC when they become available.

Company Contacts:	or	Investor Relations Counsel
JMG Exploration, Inc.		The Equity Group Inc.
Reg Greenslade, Chairman		Linda Latman (212) 836-9609
(403) 213-2507		Lena Cati (212) 836-9611
Joseph Skeehan, CEO & President		www.theequitygroup.com